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                                                                     EXHIBIT 5.1

                                   GREENBERG
                         A T T O R N E Y S  A T  L A W
                                    TRAURIG



                                August 10, 2001


The Purchasers Listed on the Schedule of Purchasers
                             ----------------------
to the Common Stock Purchase Agreement

Ladies and Gentlemen:

     We have acted as special counsel to Mikohn Gaming Corporation, a Nevada corporation (the "Company"), in connection with the negotiation, execution and delivery of, and the transactions contemplated by (i) the Purchase Agreement, dated as of August 2, 2001 (the "Purchase Agreement"), by and among the Company and the Purchasers listed on the Schedule of Purchsers attached thereto (the "Purchasers") (the Company and the Purchasers referred to herein collectively, as "parties," and individually, as a "party"), pursuant to which Purchase Agreement the Company is issuing and selling an aggregate of up to 1,500,000 shares of the Company's Common Stock (the "Common Shares"), and (ii) the agreements attached as exhibits thereto or contemplated thereby (the Purchase Agreement and the Registration Rights Agreement are hereby referred to collectively as the "Agreements"). This opinion letter (this "Letter") is being delivered to you pursuant to Section 4.1(c) of the Purchase Agreement. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

     Subject to the limitations set forth herein, in connection with the preparation of this Letter and for purposes of the opinions set forth below, we have examined (i) an Opinion Certificate, a copy of which is attached here to as Exhibit A (the "Opinion Certificate"); and (ii) originals or photostatic or certified copies of certain of the records and documents of the Company including a certified copy of the Company's Amended and Restated Articles of Incorporation (the "Articles"), and a copy (certified by an officer) of the Company's Amended and Restated Code of Bylaws (the "Bylaws"), and those instruments and documents listed on the Mikohn Gaming Corporation Schedule of Due Diligence Documents, dated as of August 9, 2001 (collectively, the "Applicable Documents"), a copy of which list is attached to the Opinion Certificate as Exhibit D thereto.

     Based upon such review and inquiries, and subject to the assumptions and limitations herein set forth, we are of the opinion that:

               1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified,


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licensed or in good standing would have, individually or in the aggregate, a
Material Adverse Effect. The Company has the corporate power and authority to own, lease and operate its properties, to carry on its business as currently conducted, to execute and deliver each of the Agreements and to perform its obligations under each of the Agreements.

               2. Each of the domestic subsidiaries of the Company is validly existing and in good standing under the laws of its state of incorporation and is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified, licensed or in good standing would have, individually or in the aggregate, a Material Adverse Effect.

               3. The execution, delivery and performance by the Company of the Agreements have been duly authorized by all requisite corporate action of the Company. Each of the Agreements has been duly executed and delivered by the Company and, except as otherwise stated in this Letter, constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms.

               4. The execution, delivery and performance of the Agreements and the issuance, sale and delivery of the Common Shares will not conflict with, violate, constitute a breach of or a default under, require the consent of any Person (other than consents already obtained), or result in the imposition of a lien on any properties of the Company or an acceleration of indebtedness pursuant to, (i) the Articles or Bylaws of the Company (collectively, the "Charter Documents"), (ii) any Applicable Document; (iii) to our knowledge, any Order; or (iv) any Law, which, in our experience, is normally applicable to transactions of the type contemplated by the Agreements.

               5. The Company has an authorized capitalization as set forth in Private Placement Memorandum and the authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Private Placement Memorandum. The statements in the Private Placement Memorandum under the caption "Description of Capital Stock" insofar as such statements purport to summarize certain provisions of the documents referred to therein, fairly summarize such provisions in all material respects.

               6. The Common Shares have been duly authorized and, when issued pursuant to the Purchase Agreement, will be validly issued, fully paid and nonassessable, and entitled to the rights, preferences and privileges relative To shares of the Company's common stock as set forth in the Articles. To our Knowledge, none of the issuance, sale and delivery of the Common Shares is subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any person.

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          7.  Except for such matters as may be described or set forth in the
Private Placement Memorandum, we have not been engaged to give substantive attention to, or represent the Company or its officers, directors or employees in connection with, nor to our knowledge is there, any litigation, governmental proceeding, investigation or arbitration pending or threatened against or directly involving the Company or its officers, directors or employees, or to which any property or assets of the Company are subject, that questions the legality or validity of the Purchase Agreement or any actions taken or to be taken pursuant to or in connection with the Purchase Agreement or that, if determined adversely to the Company (including with respect to such property or assets) or any such person, would have, individually or in the aggregate, a Material Adverse Effect.

          8. No authorizations, approval, consent, license or order of, or filing, registration or qualification with, any Governmental Authority is required in connection with, or as a condition to, the execution, delivery or performance of the Agreements or for the consummation of the transactions contemplated thereby (including, without limitation, the offer, issuance, sale and delivery of the Common Shares); it being understood that the foregoing opinion does not cover applicable securities laws.

          9.  Subject to the accuracy of the Purchaser's representations in
Section 3 of the Purchase Agreement, the offer, sale and issuance of the Common Shares in conformity with the terms of the Purchase Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

          10. To our knowledge, the Company is not in violation of or in default under its Charter Documents.

          11. The Company is not and, after giving effect to the Placement and the application of the net proceeds therefrom as described in the Private Placement Memorandum, will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          12. The statements made in the Private Placement Memorandum under the heading "Plan of Distribution" and "Notice to Investors," insofar as such statements purport to constitute statements of law or legal conclusions, are accurate in all material respects.

          13. To our knowledge, except for: (i) the Registration Rights Agreement; (ii) certain registrations that may be required under warrants described in the Private Placement Memorandum under the Section "Description of Capital Stock - Warrants"; and (iii) certain registrations to be entered into in connection with the Company's intention to refinance its remaining senior indebtedness by issuing $100.0 million of senior notes pursuant to the Rule 144A under the Securities Act as set forth in the Private Placement Memorandum, there are no contracts, commitments, agreements, arrangements, understandings or undertakings of any kind to which the Company is a party, or by which it is bound, granting to any person the right to require the Company to file a registration statement under the Securities Act with respect to any

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securities of the Company or to require the Company to include such securities with Common Shares registered pursuant to any registration statement.

          14. To our knowledge, except as set forth in the Private Placement Memorandum, there are no outstanding securities, options, warrants, calls, rights, contracts, commitments, agreements, arrangements, understandings or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company, or any securities convertible into or exercisable or exchangeable for any shares of capital stock or other securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, contract, commitment, agreement, arrangement, understanding or undertaking.

          15. To our knowledge, as of the date of the Private Placement Memorandum and as of the Closing Date, the Private Placement Memorandum (except for the financial statements and other financial data included therein, as to which we do not express any opinion), does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          The opinions herein expressed are subject to the following further qualifications and exceptions:

          A. As to matters of fact bearing upon the opinions set forth in this Letter, we have, with your consent, relied primarily upon, and have not independently verified the accuracy of, the representations, warranties and other statements of all parties contained in the Agreements and matters of fact set forth in certificates of government officials, corporate officers and other representatives of persons referred to herein. In rendering such opinions, we have further relied upon the following assumptions, which we have not necessarily independently verified:

          i. Each signature is genuine; each document submitted to us as an original is authentic; and each document submitted to us as a copy conforms to the original;

          ii. Each party, other than the Company, has the power, authority and legal right to execute and deliver, and to perform its obligations under, the Agreements;

          iii. The execution, delivery and performance of the Agreements and any other certificates, instruments or documents in connection with the Agreements, by each party other than the Company, have been duly authorized;

          iv. The Agreements constitute legal, valid and binding obligations of each party thereto other than the Company;

          v. The parties to the Agreements have received the consideration to be

                            Greenberg Traurig, LLP

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delivered to them at the Closing pursuant to the Agreements; and

          vi. The factual representations and warranties in the Agreements of each of the parties thereto, other than those of the Company, are true and the facts and circumstances contemplated pursuant to the Agreements (excluding those set forth in the representations and warranties of the Company) are as contemplated therein.

          B. No opinion is expressed as to the enforceability of the obligations of the Company under the Agreements or any documents contemplated or referenced thereby to the extent that enforceability of the rights, obligations and agreements is subject to, affected or limited by: (a) rights of the United States of America under the Federal Tax Lien Act of 1966; (b) applicable liquidation, conservatorship, bankruptcy, insolvency, moratorium, reorganization or other laws relating to debtor relief or the enforcement of creditors' rights from time to time in effect under state and/or Federal law; (c) general principles of equity (whether considered in a proceeding in equity or at law);
(d) the exercise of the discretionary powers of any court or other authority before which may be brought in any proceeding seeking equitable remedies, including, without limitation, specific performance and injunctive relief; (e) any provision of the Agreements that provides for an absolute and unconditional obligation to perform thereunder even though such agreement is invalid, terminated or such performance would be illegal; (f) other applicable laws and court decisions that may limit or render unenforceable certain rights and remedies of any Purchaser provided in the Agreements, but that do not in our judgement, make any such agreement invalid as a whole or inadequate for the ultimate practical realization of the benefits intended to be provided thereby, though they may result in delays (and we express no option as to the economic consequences, if any, of any such delays); (g) applicable fraudulent conveyance laws or fraudulent transfer laws from time to time in effect; or (h) the limitations on indemnification arising under Federal or state securities laws.

          C. As used in the opinions expressed herein, the phrase "to our knowledge" refers only to the actual current knowledge of those attorneys within our firm who have given substantive attention to the Company and does not (i) include constructive notice of matters or information, or (ii) except for our conversations with the officers of the Company responsible for such matters and information and our review of the Agreements and the Applicable Documents and as otherwise set forth in this Letter, imply that we have undertaken any independent investigation (a) with any persons outside of our firm, or (b) as to the accuracy or completeness of any factual representation or other information made or furnished in connection with the transactions contemplated by the Agreements. Furthermore, the phrase "actual current knowledge" expressed herein also means that we do not know of any fact or circumstances which would give us any basis to question the accuracy of those statements made to us or furnished to us and relied upon by us in rendering the opinions in this Letter.

          D. Our opinions expressed in paragraph 5 of this Letter are based solely upon our review of the minute books and other corporate records of the Company and the Opinion Certificate, and for purposes of our opinion expressed in these respective paragraphs, we have assumed the Company's receipt of adequate consideration for its shares of outstanding capital

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stock (other than the Common Shares sold pursuant to the Purchase Agreement) in accordance with the authorizing resolutions relating thereto. Furthermore, we have assumed that the transfer ledger, minute books and other corporate records of the Company pertaining to our opinions expressed in paragraph 5 of this Letter are complete, accurate, up to date, and that there have been no amendments, revisions or other documents which supersede such records.

          E. No opinion is expressed as to consents, approvals, authorizations or orders required under state securities or "blue sky" laws in connection with the acquisition of the Common Shares by the Purchasers.

          F. Although we have acted as special counsel to the company in connection with the Purchase Agreement, our engagement is limited to those matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company. To our knowledge, however, there are no such matters which would affect this Letter.

          G. This Letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated therein.

          H. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to out attention or any changes in law that may hereafter occur.

          I. The opinions set forth herein are based in part upon Federal and state authorities as they are currently complied and reported on by customary reporting services. It is possible that legislation affecting the opinions expressed herein might have been enacted into law that are not reflected in such reporting services. We are not currently aware of the passage of any such legislation. However, it is not possible for us to know with certainty as of the date of this Letter whether any such legislation may have been passed into law.

          J. The opinions contained herein do not include any opinion as to any licenses, permits or approvals necessary for building, zoning, environmental, land use, fire or other development laws, ordinances, regulations or requirements or the compliance by the Company with such requirements.

          K. This Letter has been issued solely for the benefit of the Purchasers and no other party or entity shall be entitled to rely hereon without the express written consent of a shareholder of this firm ("Our Prior Written Consent"). Without Our Prior Written Consent, this Letter may not be quoted in whole or in part or otherwise referred to in any document or report. Copies of this Letter may, however, be furnished by the Purchasers to third parties in your discretion, except that no such recipient may rely upon this Letter without Our Prior Written Consent.

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          L. We are licensed to practice law only in New York, and do not hold ourselves to be experts on the laws of any jurisdiction other than the State of New York and the United States of America. Accordingly, the opinions expressed herein are specifically limited to the laws of the State of New York and the Federal law of the United States of America in effect on the date hereof, to the extent such laws are involved in the opinions set forth herein, and we express no opinion on any matter governed by the law of any other jurisdiction. Notwithstanding the foregoing, we express no opinion on matters governed by the laws and regulations of any jurisdiction pertaining to the gaming industry.

          M. Notwithstanding that the opinions expressed herein may refer to any party other than Company, we are not representing, and do not purport to represent, such party in connection with the transaction described herein.

          N. We do not express any opinion as to any provisions in the Agreements purporting to: (i) apply the laws of a particular jurisdiction, other than the laws of the State of New York, (ii) waive or establish jurisdiction or venue or (iii) indemnify any person against, or relieve any person of liability for, its own negligent or wrongful act or in any other circumstance in which enforcement of such provision would be against public policy or limited or prohibited by applicable law.

          O. Notwithstanding any provision in any of the Agreements to the effect that such provision reflects the entire understanding of the parties with respect to the matters described therein, the courts of the State of New York may consider extrinsic evidence of the circumstances surrounding the entering into of an Agreement to ascertain the intent of the parties in using the language employed in such Agreement, regardless of whether or not the meaning of the language used in such Agreement is plain and unambiguous on its face, and may determine that additional or supplementary terms should be incorporated into such Agreement.

          P. In giving the opinion that the Company is validly existing under the laws of the State of Nevada, we have relied solely upon a certificate to that effect issued by the Secretary of State of the State of Nevada. Further, in rendering the opinions set forth in paragraphs 1 and 2 above, (a) in order to determine the states in which qualification is appropriate, we have assumed that qualification may be required only in those states in which the Company or such domestic subsidiaries, respectively, own or lease real property, maintain offices or have employees, and we have relied on the Company's listing of those states in the Opinion Certificate, and (b) as to the qualification and good standing of the Company and such domestic subsidiaries in the states so identified in such Opinion Certificate, we have relied exclusively on certificates of public officials, although we have not obtained tax good standing certificates in states other than Nevada, and no opinion is provided with respect to tax good standing.

                                                 Very truly yours,


                                                 /s/ Greenberg Traurig
                                                 -------------------------------
                                                 Greenberg Traurig, LLP

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                                   EXHIBIT A

                              OPINION CERTIFICATE

                            Greenberg Traurig, LLP

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